                                  UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549


                                  SCHEDULE 14A
                                 (RULE 14a-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[X]  Preliminary Proxy Statement          [ ]  Confidential, for Use of the
                                               Commission Only (as permitted by
                                               Rule 14a-6(e)(2))
[ ]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-12

                 BRIGHTSTAR INFORMATION TECHNOLOGY GROUP, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

   [X]  No fee required.
   [ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

   (1)  Title of each class of securities to which transaction applies:

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   (2)  Aggregate number of securities to which transaction applies:

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   (3)  Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

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   [ ]  Fee paid previously with preliminary materials.
   [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

   (1)  Amount Previously Paid:

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

                 BRIGHTSTAR INFORMATION TECHNOLOGY GROUP, INC.
                          4900 HOPYARD ROAD, SUITE 200
                              PLEASANTON, CA 94588

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                            THURSDAY, JUNE 21, 2001
                                 AT 10:00 A.M.

To the Stockholders:

     The Annual Meeting of Stockholders of BrightStar Information Technology Group, Inc. will be held at the Sheraton Four Points Hotel, Pleasanton, California on Thursday, June 21, 2001 at 10:00 a.m. for the following reasons:

          1. To elect five directors to serve for a one-year term and until their successors have been elected and qualified.

          2. To ratify the appointment of Grant Thornton LLP as the Company's independent accountants for the fiscal year ending December 31, 2001.

          3. To approve an amendment of the Company's 2000 Long-Term Incentive Plan to increase the number shares issuable thereunder by 1,000,000, and to amend certain provisions applicable to non employee directors.

          4. To authorize the Company's Board of Directors to, at their discretion, effect a reverse stock split of up to 20 shares for 1 share of the Company's common stock, to facilitate the Company's compliance with the minimum-bid-price listing requirements for The Nasdaq SmallCap Market.

          5. To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

     Only stockholders of record at the close of business on May 22, 2001 are entitled to notice of, and to vote at, the meeting and any adjournment or postponement thereof. In accordance with Delaware law, a list of the Company's stockholders entitled to vote at the meeting will be available for examination by any stockholder for any purpose germane to the meeting during normal business hours at the Company's offices at 4900 Hopyard Road, Suite 200, Pleasanton, California, 94588 for ten days prior to the meeting.

                                            By Order of the Board of Directors

                                            Joseph A. Wagda
                                            Chief Executive Officer and
                                            Chairman of the Board

Pleasanton, California
May 1, 2001

     YOU ARE CORDIALLY INVITED TO ATTEND THE ANNUAL MEETING IN PERSON. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE MARK, SIGN, DATE AND RETURN THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE IN THE ENCLOSED POSTAGE PREPAID ENVELOPE.

                 BRIGHTSTAR INFORMATION TECHNOLOGY GROUP, INC.
                          4900 HOPYARD ROAD, SUITE 200
                              PLEASANTON, CA 94588

                                PROXY STATEMENT

     The accompanying proxy is solicited on behalf of the Board of Directors (the "Board") of BrightStar Information Technology Group, Inc., a Delaware corporation (the "Company"), for use at the Annual Meeting of Stockholders of the Company to be held at 10:00 a.m. on June 21, 2001, and at any adjournment or postponement thereof (the "Annual Meeting" or "Meeting"). Only stockholders of record at the close of business on May 22, 2001 are entitled to notice of, and to vote at, the Annual Meeting. On that date, the Company had outstanding 13,261,888 shares of Common Stock. Holders of Common Stock are entitled to one vote for each share held.

     If the enclosed form of proxy is properly signed and returned, the shares represented thereby will be voted at the Annual Meeting in accordance with the instructions specified thereon. If the proxy does not specify how the shares represented thereby are to be voted, the proxy will be voted FOR the election of the five directors proposed by the Board unless the authority to vote for the election of directors (or for any one or more nominees) is withheld and, if no contrary instructions are given, the proxy will be voted FOR the ratification of the appointment of Grant Thornton LLP as the Company's independent accountants for the fiscal year ending December 31, 2001, and FOR the approval of the amendment of the Company's 2000 Long-Term Incentive Plan (the "2000 Plan") to increase the number of shares issuable under the Plan by 1,000,000, and to amend certain provisions applicable to non-employee directors and FOR the authorization of the Company's Board of Directors to, at their discretion, effect a reverse stock split of up to 20 shares for 1 share of the Company's common stock, to facilitate the Company's compliance with the minimum-bid-price listing requirements for the Nasdaq SmallCap Market. Any stockholder signing a proxy in the form accompanying this Proxy Statement has the power to revoke it prior to or at the Meeting. A proxy may be revoked by a writing delivered to the Secretary of the Company stating that the proxy is revoked, by a subsequent proxy signed by the person who signed the earlier proxy or by attendance at the Meeting and voting in person. Votes will be tabulated by the inspector of elections of the Meeting.

     A majority of the shares entitled to vote, represented in person or by proxy, constitutes a quorum. If a quorum is present, (i) a plurality vote of the shares present, in person or by proxy, at the Meeting and entitled to vote is required for the election of directors and (ii) the affirmative vote of the majority of the shares present, in person or by proxy, at the Meeting and entitled to vote is required for the ratification of the appointment of Grant Thornton LLP, for the approval of the amendment to the 2000 Plan and (iii) a majority of the shares outstanding for the authorization of the Board of Directors to effect a reverse stock split. Abstentions are considered shares present and entitled to vote, and therefore have the same legal effect as a vote against a matter presented at the Meeting. Any shares held in street name for which the broker or nominee receives no instructions from the beneficial owner, and as to which such broker or nominee does not have discretionary voting authority under applicable New York Stock Exchange rules, will be considered as shares not entitled to vote and will therefore not be considered in the tabulation of the votes. Accordingly, a broker non-vote will have no effect with respect to Proposal 2 and Proposal 3 but will be counted as a vote against Proposal 4.

     The expense of soliciting proxies will be paid by the Company. Following the original mailing of the proxies and soliciting materials, employees of the Company may solicit proxies by mail, telephone, facsimile transmission and personal interviews. The Company will request brokers, custodians, nominees and other record holders to forward copies of the proxies and soliciting materials to persons for whom they hold shares of the Company's Common Stock and to request authority for the exercise of proxies; in such cases, the Company will reimburse such holders for their reasonable expenses.

     This Proxy Statement will be first mailed to stockholders on or about May 25, 2001.

                      PROPOSAL 1 -- ELECTION OF DIRECTORS

NOMINEES

     At the Annual Meeting of Stockholders, a Board of five directors will be elected, each to hold office until a successor is elected and qualified, or until the death, resignation or removal of the director. Shares represented by the accompanying proxy will be voted for the election of the five nominees (recommended by the Board of Directors) named in the following table, unless the proxy is marked in such a manner as to withhold authority so to vote. All nominees currently serve as directors of the Company. The Company has no reason to believe that the nominees for election will not be available to serve their prescribed terms. However, if any nominee is for any reason unable to serve or will not serve, the proxy may be voted for such substitute nominee as the persons appointed in the proxy may in their discretion determine.

     The following table sets forth certain information concerning the nominees, based on data furnished by them.

                                                                                       DIRECTOR
NAME OF NOMINEE                         AGE            PRINCIPAL OCCUPATION             SINCE
---------------                         ---            --------------------            --------
Joseph A. Wagda.......................  57    Chairman of the Board of Directors,        2000
                                              Chief Executive Officer of BrightStar
                                                and President of Altamont Capital
                                                Management
Kevin J. Murphy.......................  41    President and Chief Operating Officer      2001
                                              of BrightStar
W. Barry Zwahlen......................  55    Managing Partner of Information            2000
                                                Management Associates
Jennifer Barrett......................  50    Chief Privacy Officer, Data Products       1998
                                                Division, Acxiom Corporation
Thomas A. Hudgins.....................  60    Cofounder of Polaris Group, Inc.           2001

     Joseph A. Wagda became interim Chief Executive Officer, effective October 2, 2000, and has been a director of BrightStar since April, 2000. Mr. Wagda was elected Chairman of the Board of Directors on March 21, 2001. President of Altamont Capital Management, Inc., and a licensed attorney, Mr. Wagda also is a director of Abraxas Petroleum Corporation, an independent oil and gas company with operations in Texas and Canada. Previously, Mr. Wagda was President and CEO of American Heritage Group, a modular homebuilder, and a Senior Managing Director and co-founder of the Price Waterhouse corporate finance practice. He also served with the finance staff of Chevron Corporation and in the general counsel's office at Ford Motor Company.

     Kevin J. Murphy became President, Chief Operating Officer and a director of BrightStar on January 16, 2001. He recently was Western Region Vice President for EDS where he had P&L and executive responsibility for numerous large clients in the San Francisco Bay Area. An IT Services industry veteran of more that 20 years, Mr. Murphy has a degree in computer science, and had been with EDS for the last 15 years in positions of increasing responsibility in both sales and service delivery.

     W. Barry Zwahlen has been a director with BrightStar since July 2000. Mr. Zwahlen presently is the Managing Partner of Information Management Associates, a retained executive search firm, which he founded in 1986. Mr. Zwahlen focuses his practice on the recruitment of CIO and CTO candidates for technology clients and the recruitment of executive level information technology consultants for systems integration professional services firms. Mr. Zwahlen serves on the Board's Audit Committee and is Chairman of the Board's Compensation Committee.

     Jennifer T. Barrett became a director of BrightStar at the closing of our initial public offering in 1998. Since 1974, she has served in various capacities with Acxiom Corporation, a leading data processing and related computer-based services and software products company. She is currently Acxiom's Chief Privacy Officer. Ms. Barrett serves on the Board's Audit and Compensation Committees.

     Thomas A. Hudgins became a director on April 20, 2001. He cofounded and, until recently, served as Managing Director of Polaris Group, Inc., a corporate finance and mergers and acquisitions advisory firm. Prior to forming Polaris in 1999, he was Executive Vice President and cofounder of Delta-X Corp., a leading developer, manufacturer and marketer of software and electronic automation equipment for the international oil and gas industry. He is a past president of the Houston Chapter of the American Institute of Industrial Engineers, a member of the Society of Petroleum Engineers and a Registered Professional Engineer. Mr. Hudgins is Chairman of the Board's Audit Committee.

     There is no family relationship between any of the foregoing nominees or between any of such nominees and any of the Company's executive officers. The Company's executive officers serve at the discretion of the Board of Directors.

BOARD AND COMMITTEE MEETINGS

     The Board of Directors met ten times during 2000. Standing committees of the Board include an Audit Committee, which met four times, a Compensation Committee which met two times and a Nominating Committee which did not meet.

     The Audit Committee is comprised of Ms. Barrett, Mr. Zwahlen and Mr. Hudgins. All members are non-employee directors. Pursuant to the Audit Committee Charter, the Committee addresses matters that include, among other things, (1) making recommendations to the Board of Directors regarding the appointment of independent auditors, (2) reviewing with Company financial management the plans for, and results of, the independent audit engagement, (3) reviewing the adequacy of the Company's system of internal accounting controls, (4) monitoring the Company's internal audit program to assure that areas of potential risk are adequately covered, and (5) reviewing legal and regulatory matters that may have a material effect on the Company's financial statements.

     The Compensation Committee is comprised of Ms. Barrett and Mr. Zwahlen, both of whom are non-employee directors. The Committee's primary functions are to determine remuneration policies applicable to the Company's executive officers and to determine the bases of the compensation of the interim Chief Executive Officer, including the factors and criteria on which such compensation is to be based. The Committee also administers the Company's 2000 Plan and 1997 Long-Term Incentive Plan (The "1997 Plan," and, together with the 2000 Plan, the "1997 and 2000 Plans").

     The Nominating Committee is comprised of Ms. Barrett and Mr. Wagda and will seek and consider qualified candidates to serve on the Board. The Nominating Committee will consider nominees recommended in writing by the Company's stockholders. Such recommendations should be submitted to the Committee at the Company's principal executive office.

     No incumbent director during 2000 attended fewer than seventy-five percent (75%) of the aggregate of (1) the total number of meetings of the Board of Directors (held during the period for which the individual has been a director) and (2) the total number of meetings held by all committees of the Board on which the director served. Mr. Zwahlen became a director in July 2000.

COMPENSATION OF DIRECTORS

     Directors who do not perform service substantially full-time to the Company receive a quarterly retainer of $4,000 and a fee for each Board or committee meeting of $1,000, and $500 for each committee meeting held the same day as a Board meeting. We reimburse directors for their reasonable out-of-pocket expenses with respect to board meetings and other BrightStar business.

     Directors who are not officers of BrightStar participate in the 1997 and 2000 Plans. Under the 1997 and 2000 Plans, options to purchase 5,000 shares of our common stock are automatically granted to each non-employee director on the date such director is for the first time elected or appointed to the Board of Directors.

Thereafter, each such director is automatically granted options to purchase 10,000 shares on the date of each annual stockholders meeting. The exercise price for all non-employee director options granted under the 1997 and 2000 Plans is 100% of the quoted market price of the shares on the grant date. All such options are immediately exercisable and expire no later than ten years after the date of grant, unless sooner exercised.

                                   MANAGEMENT

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table contains certain information regarding beneficial ownership of our common stock as of April 16, 2001 by (i) persons known to us to be the beneficial owner of more than 5% of our common stock, and their respective addresses (ii) each of our current directors, (iii) the Chief Executive Officer and each of our two other executive officers, and (iv) all directors and executive officers as a group.

                                                              SHARES BENEFICIALLY OWNED
                                                              --------------------------
                                                               NUMBER(1)        PERCENT
                                                               ---------        -------
5% BENEFICIAL OWNERS:
Strong River Investments, Inc...............................     923,353          7.0%
  Wickhams Cay I, Vanterpool Plaza
  P.O. Box 873
  Road Town, Tortolla. B.V.I.
Montrose Investments Ltd....................................   1,042,793          7.9%
  300 Crescent Court, Suite 700
  Dallas, Texas 75201
Brian R. Blackmarr..........................................     692,530          5.2%
  4431 Belclaire
  Dallas, Texas 75205

NON-EMPLOYEE DIRECTORS:(2)
  Jennifer T. Barrett.......................................      30,000            *
  W. Barry Zwahlen..........................................     110,000            *
  Thomas A. Hudgins.........................................     144,343         1.17%

EXECUTIVE OFFICERS:
  Joseph A. Wagda(3)........................................     662,510          5.0%
  Kevin J. Murphy...........................................     100,000            *
  David L. Christeson.......................................       8,500            *
All directors and executive officers as a group (7
  persons)..................................................   1,055,353          8.0%

---------------

 *  Less than 1%

(1) Represents shares held directly and with sole voting and investment power, except as noted, or with voting and investment power shared with a spouse.

(2) Includes immediately exercisable options to purchase 30,000, 110,000 and 10,000 shares of common stock, for Ms. Barrett, Mr. Zwahlen and Mr. Hudgins.

(3) Includes 184,600 common shares owned and 477,910 of options to purchase common shares that are exercisable or will be exercisable within 60 days.

  Executive Compensation

     The following table contains information concerning compensation earned by Messrs. Siegel, Wagda, Ober and Christeson, all named executive officers of BrightStar for 2000. In addition the table includes the compensation of Mr. Daniel Arra, Vice President, who resigned effective January, 2001.

                           SUMMARY COMPENSATION TABLE

                                                                BASE                TOTAL CASH
                                                               SALARY     BONUS    COMPENSATION
                                                              --------   -------   ------------
George M. Siegel.....................................  2000   $183,333        --     $183,333
                                                       1999    109,500        --      109,500
Joseph A. Wagda......................................  2000     91,500        --       91,500
Michael A. Ober......................................  2000    243,000        --      243,000
                                                       1999    300,000        --      300,000
                                                       1998    183,917   $70,000      253,917
David L. Christeson..................................  2000    147,019    25,000      172,019
                                                       1999     92,556        --       92,556
Daniel Arra..........................................  2000    200,000    75,000      275,000
                                                       1999    180,335   136,819      317,154
                                                       1998    120,000   234,295      354,295

 Stock Options

     The following table contains information concerning the grant of stock options to each of our named executive officers during 2000 under our 1997 and 2000 Plans.

                  STOCK OPTION GRANTS IN THE 2000 FISCAL YEAR

                                                     INDIVIDUAL GRANTS
                                     --------------------------------------------------
                                     NUMBER OF     % OF TOTAL
                                     SECURITIES     OPTIONS                                 POTENTIAL
                                     UNDERLYING    GRANTED TO    EXERCISE                   REALIZABLE
                                      OPTIONS     EMPLOYEES IN     PRICE      MONTH OF      VALUE FOR
NAME                                  GRANTED     FISCAL YEAR    ($/SH)(2)   EXPIRATION   OPTION TERM(1)
----                                 ----------   ------------   ---------   ----------   --------------
George M. Siegel...................    60,000          *           $6.00       4/2010        $22,800
                                       23,000          *            7.00       4/2010          8,740
Joseph A. Wagda....................    13,500          *            6.00       6/2010          5,130
                                      162,210          *            1.00      11/2010         61,640
Michael A. Ober....................        --          *              --
David L. Christeson................    10,000          *            7.00       4/2010          3,800
                                       10,000          *            3.00       7/2010          3,800
                                       40,000          *            6.00       7/2010         15,200
                                        5,000          *            1.00      12/2010          1,900
Daniel Arra........................    32,000          *            1.00      12/2010         12,160

---------------

(1) Based on Black-Scholes model and assumes a risk free interest rate of 6.00%, price volatility of 192% and a dividend yield of 0%.

 *  Less than 1%.

(2) Effective November 29, 2000, options for employees , directors and certain contractors were repriced at $1.00 per share.

  Aggregated Option Exercises in 2000 and Year-End Option Values

     The following table sets forth information for each of our named executive officers with respect to options to purchase our Common Stock held as of December 31, 2000.

                                                               NUMBER OF SECURITIES         VALUE OF UNEXERCISED
                                                              UNDERLYING UNEXERCISED        IN-THE-MONEY OPTIONS
                            SHARES ACQUIRED      VALUE       OPTIONS AT 12/31/00(#)(1)       AT 12/31/00 ($)(2)
NAME                        ON EXERCISE(#)    REALIZED($)    EXERCISABLE/UNEXERCISABLE    EXERCISABLE/UNEXERCISABLE
----                        ---------------   -----------   ---------------------------   -------------------------
George M. Siegel(3)......         --              --                 0/157,900                       --
Joseph A. Wagda..........                                            175,710/0
Michael A. Ober..........         --              --                        --                       --
David L. Christeson(4)...         --              --                  0/75,000                       --
Daniel Arra(4)...........         --              --                 0/190,000                       --

---------------

(1) No stock appreciation rights (SARs) were outstanding during 2000.

(2) The fair market value of the our common stock at the close of business on December 31, 2000 was $0.375 per share.

(3) Options vested upon resignation.

(4) Options expired upon resignation.

  Employment Agreements

     Mr. Wagda performed consulting services for us in 2000 for which the Company owes $101,130 for services performed by Mr. Wagda through September 15, 2000. From September 16, 2000, the company paid a retainer of $20,000 per month for the first 80 hours of Mr. Wagda's services each month. For each hour in excess of 80 hours per month, Mr. Wagda received 300 options to purchase common stock at $1.00 per share. The agreement was terminated in January 2001, at which time Mr. Wagda became an employee of the Company, effective February 1, 2001. Mr. Wagda's agreement with the Company provided for a base salary of $20,000 per month. In addition, Mr. Wagda was granted 228,210 incentive stock options to purchase common stock at $1.00 per share, in exchange for 228,210 options previously awarded as non-qualified options. Mr. Wagda was granted a total of an additional 101,850 options in February and March 2001. Effective May 1, 2001, Mr. Wagda's base salary was increased to an annual rate of $275,000 per year, pursuant to a new agreement which is being finalized. Mr. Wagda is also eligible to receive a bonus of 200% of his cash compensation paid in 2001 at the discretion of the Board of Directors. Additionally, the Compensation Committee re-priced the 330,060 options earned by Mr. Wagda through March 31, 2001 to a strike price of $0.29 per share and granted him an additional 450,000 options at a $0.29 strike price, which vest daily through 2001. Mr. Wagda's employment may be terminated without cause upon three month's notice, subject to a minimum term of employment through December 31, 2001. Mr. Wagda is eligible to participate in all of the Company's employee benefit plans. Mr. Wagda's employment agreement prior to February 1, 2001 was through Altamont Capital Management, Inc., a company wholly owned by Mr. Wagda and his spouse.

     Mr. Murphy entered into a three year employment contract with the Company on January 16, 2001. Mr. Murphy's agreement provides for a base salary of $250,000 in the first year, $300,000 the second year and $350,000 in the third year of the contract. Mr. Murphy is eligible to receive a bonus of up to 200% of his salary based upon the achievement of certain operating results of the Company. Upon joining the Company, Mr. Murphy was provided 500,000 options to purchase common stock for $1.00 per share (which subsequently were repriced to $0.29 per share) and will be provided a minimum of 100,000 options at the market rate on each anniversary date of his employment. One third of Mr. Murphy's options will vest after the first year of his employment, with remaining options vesting monthly over the next two years of employment. All subsequent option grants will vest in the same manner. In addition, Mr. Murphy was awarded $100,000 and 100,000 shares of common stock upon his commencement of employment with the Company. Mr. Murphy may terminate his agreement upon 30 days notice. If the Company terminates Mr. Murphy's employment for reasons other than "cause or disability," as defined in the agreement, including the Company not naming Mr. Murphy to be Chief Executive Officer if that position becomes vacant prior to January 17, 2003, then

Mr. Murphy is entitled to 12 months severance at his existing salary at the time of termination. If the termination does not occur within the 365-day period following either January 16, 2001 or a Change of Control, as defined in the agreement, then, for a period of 12 months following the date of termination, Mr. Murphy's options will continue to vest, as described above. All of Mr. Murphy's options will immediately vest if the termination occurs within 365 days of a Change in Control. Upon joining the Company, Mr. Murphy was eligible to participate in all of the Company's employee benefit plans.

     Mr. Turner entered into a three year employment contract with the Company on January 16, 2001. Mr. Turner's agreement provides for a base salary of $210,000 in the first year, $235,000 the second year and $260,000 in the third year of the contract. Mr. Turner is eligible to receive a bonus of up to 200% of his base salary upon the achievement of certain operating results of the Company. Upon joining the Company, Mr. Turner was provided 225,000 options to purchase common stock for $1.00 per share (which subsequently were repriced to $0.29 per share) and will be provided a minimum of 25,000 options at market rate on each anniversary date of his employment. One third of Mr. Turner's options will vest after the first year of his employment, with the remaining options vesting monthly over the next two years of employment. All subsequent option grants will vest in the same manner. Mr. Turner's employment agreement provides for the similar termination provisions as described above for Mr. Murphy. Upon joining the Company, Mr. Turner was eligible to participate in all of the Company's employee benefit plans.

     Mr. Ober entered into an Executive Employment Agreement in connection with our initial public offering. Mr. Ober resigned effective October 2, 2000. The provisions of his severance agreement are currently being negotiated.

     Mr. Christeson and BrightStar entered into an employment agreement in April 1999. The agreement provides for a base salary of $165,000, and a bonus of up to 30% of his base salary, if certain individual and company objectives are met. The agreement is terminable at will, but if Mr. Christeson's employment is terminated without cause, he is entitled to six months of additional base salary, or 18 months if such termination occurs following a change of control. Mr. Christeson resigned effective April 30, 2001. At the time of Mr. Christeson's separation from BrightStar, he was granted 25,000 options with an exercise price of $0.30 per share, subject to certain vesting provisions. Mr. Christeson forfeited his then existing 75,000 options pursuant to the provisions of his option agreement.

  Report of the Compensation Committee of the Board of Directors

     Notwithstanding any statement to the contrary in any of our previous or future filings with the SEC, this Report shall not be incorporated by reference into any such filings.

     Compensation Philosophy. In developing our executive compensation policies, the Compensation Committee has two principal objectives: (1) attracting, rewarding and retaining officers who possess outstanding talent, and
(2) motivating officers to achieve BrightStar performance consistent with shareholder objectives. Accordingly, the Committee adopted the following policies:

     - BrightStar will pay compensation that is competitive with the practices of other leading technology companies in the same or similar businesses;

     - A significant portion of the officers' compensation will depend upon the achievement of challenging performance goals for BrightStar and our various business units and officers; and

     - BrightStar will align the interests of its officers with those of our stockholders -- therefore, stock options will constitute a significant portion of compensation.

     Total Annual Compensation. Each officer's target total annual compensation (that is, salary plus bonus) is determined by the compensation committee upon review of all applicable factors.

     Bonuses. The actual bonus (that is, the percentage of the target bonus) that any officer (other than the Named Executive Officers) actually receives depends on the achievement of our business unit objectives and financial performance goals. Typical business unit objectives include both financial and operating goals including, for example, increased profitability, customer satisfaction, and controlling profit and gross margin.

     Stock Options. The Committee strongly believes that stock options motivate the officers to maximize stockholder value and to remain with BrightStar despite a very competitive marketplace. All BrightStar stock options have a per share exercise price approximating the fair market value of our stock on the grant date. The number of options granted to each officer and each option's vesting schedule are determined based on the officer's position at BrightStar, his or her individual performance, the number of options the executive already holds and other factors, including an estimate of the potential value of the options.

     In fiscal 2000, the Committee made these determinations for the Named Executive Officers and other senior officers. For all other grants, the Chief Executive Officer (that is, Mr. Ober or Mr. Wagda) made these determinations, in consultation with the Board of Directors.

     Compensation of Chief Executive Officer. The Committee believes the Chief Executive Officer's compensation should be tied directly to the performance of BrightStar and in line with stockholder objectives. As a result, Mr. Wagda's compensation includes a significant stock option component.

     Tax Deductibility of Executive Compensation. Under section 162(m) of the Internal Revenue Code BrightStar generally receives a federal income tax deduction for compensation paid to any of its Named Executive Officers only if the compensation is less than $1 million during any fiscal year or is "performance-based" under section 162(m). Our management-incentive plans permit the Committee to pay compensation that is "performance-based" and thus fully tax-deductible by BrightStar. The Committee currently intends to continue seeking a tax deduction for all of our executive compensation, to the extent consistent with the best interests of BrightStar.

                                            Jennifer Barrett
                                            W. Barry Zwahlen

     Audit Committee. The Audit Committee is comprised of Ms. Barrett, Mr. Zwahlen and Mr. Hudgins. All members are non-employee directors, except that pursuant to the Company's by laws, the Chief Executive Officer is an ex officio member of all standing committees. In addition, Mr. Wagda served on the compensation committee prior to his appointment as Chief Executive Officer in October 2000. The committee operates in accordance with its written charter adopted by the Board of Directors (as set forth in Appendix A to this Proxy Statement). The Committee addresses on a regular basis matters that include, among other things, (1) making recommendations to the Board of Directors regarding the appointment of independent auditors, (2) reviewing with our financial management the plans for, and results of, the independent audit engagement, (3) reviewing the adequacy of the our system of internal accounting controls, (4) monitoring our internal audit program to assure that areas of potential risk are adequately covered, and (5) reviewing legal and regulatory matters that may have a material effect on our financial statements.

     Because Mr. Hudgins was previously employed by the Company until January 1999, he would not be considered independent for purposes of service on the Audit Committee as a result of Nasdaq Marketplace rule 4200(a)(14)(A). However, the Board has determined, pursuant to Nasdaq Marketplace rule 4350(d)(2)(B), that Mr. Hudgins' membership on the committee is in the best interests of the Company and its shareholders because he is otherwise well qualified and his prior employment is now sufficiently remote that his prior employment is not expected to have an effect on his independence as a practical matter.

COMPANY STOCK PERFORMANCE

     The following graph sets forth a comparison of the cumulative total share owner return on the Company's Common Shares for the period beginning April 17, 1998, the date Common Shares began trading on the Nasdaq National Market, and ending December 28, 2000, the last trading day in fiscal 2000, as compared with the cumulative total return of the S&P 500 Index and a Peer Group Index. The Peer Group consists of the Nasdaq Computer & Data Processing Index. This graph assumes an investment of $100 on April 17, 1998 in each of Common Shares, the S&P 500 Index and the Peer Group Index, and assumes reinvestment of dividends, if any. The stock price performance shown on the graph below is not necessarily indicative of future stock price performance.
[GRAPH]

                                             BRIGHTSTAR                                      NASDAQ
                                            INFORMATION                                    COMPUTER &
                                             TECHNOLOGY             S & P 500           DATA PROCESSING
                                            -----------             ---------           ---------------
4/17/98                                       100.00                  100.00                 100.00
12/31/98                                       60.58                  110.62                 130.48
12/31/99                                       63.46                  133.90                 286.66
12/31/00                                        2.88                  121.71                 132.63

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     During 2000, non-employee directors Ms. Barrett and Mr. Zwahlen served as members of the Compensation Committee. Mr. Wagda served on the Compensation Committee prior to his appointment as Chief Executive Officer in October 2000. None of the Compensation Committee members or Named Executive Officers have any relationship that must be disclosed under this caption.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 (the "Exchange Act") requires the Company's directors and executive officers, and holders of more than 10% of the Company's Common Stock, to file with the Securities and Exchange Commission (the "SEC") initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Such officers, directors and 10% stockholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

     Based on its review of such forms that it received, or written representations from reporting persons that no Forms 5 were required for such persons, the Company believes that, during fiscal 2000, all Section 16(a) filing requirements were satisfied on a timely basis.

                                   PROPOSAL 2

                    RATIFICATION OF INDEPENDENT ACCOUNTANTS

INTRODUCTION

     The Company is asking the stockholders to ratify the selection of Grant Thornton LLP as the Company's independent accountants for the fiscal year ending December 31, 2001. The affirmative vote of the holders of a majority of the Common Stock present or represented at the Annual Meeting will be required to ratify the selection of Grant Thornton LLP.

     In the event the stockholders fail to ratify the appointment, the Board of Directors will reconsider its selection. Even if the selection is ratified, the Board in its discretion may direct the appointment of a different independent accounting firm at any time during the year if the Board feels that such a change would be in the best interests of the Company and its stockholders.

     Grant Thornton LLP has audited the Company's financial statements beginning with the fiscal year ended December 31, 1999. Its representatives are expected to be present at the Annual Meeting. They will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

FEES PAID TO ACCOUNTANTS FOR SERVICES RENDERED DURING 2000

AUDIT FEES:

     Fees billed to the Company by Grant Thornton LLP for auditing the Company's 2000 fiscal year financial statements and reviewing those financial statements included in the Company's quarterly reports on Form 10-Q totaled $145,000.

FINANCIAL INFORMATION SYSTEMS DESIGN AND IMPLEMENTATION FEES:

     The Company did not engage Grant Thornton LLP to provide advice to the Company regarding financial information systems design and implementation during the year ended December 31, 2000.

APPROVAL REQUIRED

     Approval of Proposal 2 requires the approval of the holders of a majority of the Common Stock present in person or represented by proxy.

RECOMMENDATION OF BOARD OF DIRECTORS

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE RATIFICATION OF THE SELECTION OF GRANT THORNTON LLP.

          PROPOSAL 3 -- AMENDMENT OF THE 2000 LONG-TERM INCENTIVE PLAN

     The Company's Board of Directors has approved an amendment to the 2000 Plan to increase the number of shares issuable under the Plan by 1,000,000 shares. Therefore, the total number of shares authorized to be issued pursuant to Awards granted under the 2000 Plan will be 2,000,000. Adoption of the 2000 Plan is subject to the approval of a majority of the shares of the Company's Common Stock which are present in person or by proxy and entitled to vote at the Annual Meeting.

GENERAL

     The 2000 Plan allows the granting of stock options, stock appreciation rights ("SARs"), restricted stock awards, performance unit awards, and performance share awards (collectively, "Awards") to eligible 2000 Plan participants. While the Company has no current intention to grant Awards other than stock options, the Board of Directors believes that the ability to utilize different types of equity compensation vehicles will give the Company the flexibility needed to adapt most effectively over time to changes in the labor market and in equity compensation practices.

     If an Award expires or is canceled without having been fully exercised or vested, the unvested or canceled shares generally will again be available for grants of Awards. The number of shares available for grant under the 2000 Plan, outstanding Awards, the formula for granting non-employee director options, and the numerical limits for individual grants will be adjusted as appropriate to reflect any stock splits, stock dividends, recapitalizations, reorganizations or other changes to the capital structure of the Company.

PURPOSE OF THE 2000 PLAN

     The 2000 Plan is intended to attract, motivate, and retain (1) employees of the Company and its affiliates, (2) consultants who provide significant services to the Company and its affiliates, and (3) directors of the Company who are employees of neither the Company nor any affiliate ("non-employee directors"). The 2000 Plan also is designed to encourage stock ownership by participants, thereby aligning their interests with those of the Company's stockholders.

ADMINISTRATION OF THE 2000 PLAN

     The 2000 Plan is administered by the Board's Compensation Committee (the "Committee"). The members of the Committee must qualify as "non-employee directors" under Rule 16b-3 under the Securities Exchange Act of 1934, and as "outside directors" under Section 162(m) of the Internal Revenue Code (for purpose of qualifying amounts received under the 1997 Plan as "performance-based compensation" under section 162(m)).

     Subject to the terms of the 2000 Plan, the Committee has the sole discretion to determine the employees and consultants who shall be granted Awards, the size and types of such Awards, and the terms and conditions of such Awards. The Committee may delegate its authority to grant and administer awards to a separate committee appointed by the Committee, but only the Committee may make Awards to participants who are executive officers of the Company.

     The non-employee director portion of the 2000 Plan will be administered by the Board of Directors (rather than by the Committee).

ELIGIBILITY TO RECEIVE AWARDS

     Employees and consultants of the Company and its affiliates (i.e. any corporation or other entity controlling, controlled by, or under common control with the Company) are eligible to be selected to receive one or more Awards. The actual number of employees and consultants who will receive Awards under the 2000 Plan cannot be determined because selection for participation in the 2000 Plan is in the discretion of the Committee. The 2000 Plan also provides for the grant for the grant of stock options to the Company's non-employee directors. Such options will be granted pursuant to an automatic nondiscretionary formula.

OPTIONS

     The Committee may grant nonqualified stock options, incentive stock options (which are entitled to favorable tax treatment) ("ISOs"), or a combination thereof. The number of shares covered by each option will be determined by the Committee.

     The exercise price of each option is set by the Committee but generally is not less than 100% of the fair market value of the Company's Common Stock on the date of grant. Thus, an option will have value only if the Company's Common Stock appreciates in value after the date of grant.

     The exercise price of an ISO must be at least 110% of the fair market value if, on the grant date, the participant owns stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or any of its subsidiaries. Also, the aggregate fair market value of the shares (determined on the grant date) covered by ISOs which first become exercisable by any participant during any calendar year may not exceed $100,000.

     The exercise price of each option must be paid in full at the time of exercise. The Committee also may permit payment of the exercise price through the tender of shares of the Company's Common Stock that are already owned by the participant, or by any other means which the Committee determines to be consistent with the 2000 Plan's purpose. Any taxes required to be withheld must be paid by the participant at the time of exercise.

     Options become exercisable at the times and on the terms established by the Committee. Options expire at the times established by the Committee but generally not later than 10 years after the date of grant, unless sooner exercised or cancelled due to termination of service or death. The Committee's current practice is to grant options which expire no later than ten years after the date of grant.

NON-EMPLOYEE DIRECTOR OPTIONS

     The 2000 Plan provides for (i) the automatic grant to any Non-Employee Director of options to purchase 10,000 shares of Common Stock, effective on the date of that person's initial election as a director, at an exercise price per share equal to the per share fair market value of the Common Stock on the date of that grant, and (ii) the automatic grant to each Non-Employee Director of options to purchase 10,000 shares of Common Stock at each annual meeting of stockholders thereafter at which that director is re-elected or remains a director, at an exercise price per share equal to the per share fair market value of the Common Stock on the date of grant provided that such options shall be reduced by that portion of the prior twelve month period in which a director was not a director of the Company. The Board may revoke these automatic grants at any time. Each option granted to the Non-Employee Directors shall be exercisable immediately and shall expire ten years after the date of grant, unless sooner exercised.

STOCK APPRECIATION RIGHTS

     The Committee determines the terms and conditions of each SAR. SARs may be granted in conjunction with an option, or may be granted on an independent basis. The number of shares covered by each SAR will be determined by the Committee.

     Upon exercise of an SAR, the participant will receive payment from the Company in an amount determined by multiplying: (1) the difference between (a) the fair market value of a share of Company Common Stock on the date of exercise and (b) the exercise price, times (2) the number of shares with respect to which the SAR is exercised. The per share exercise price of an SAR cannot be less than 100% of fair market value on the date of grant. Thus, an SAR will have value only if the Company's Common Stock appreciates in value after the date of grant.

     SARs are exercisable at the times and on the terms established by the Committee. Proceeds from SAR exercises may be paid in cash or shares of the Company's Common Stock, as determined by Committee. SARs expire at the times established by the Committee, but subject to the same maximum time limits as are applicable to employee options granted under the 2000 Plan.

RESTRICTED STOCK AWARDS

     Restricted stock awards are shares of the Company's Common Stock that vest in accordance with terms established by the Committee. The number of shares of restricted stock (if any) granted to a participant will be determined by the Committee, but during any fiscal year of the Company.

     In determining the vesting schedule for each Award of restricted stock, the Committee may impose additional conditions to vesting as it determines to be appropriate. For example, the Committee may provide that restricted stock will vest only if one or more performance goals are satisfied. In order for the Award to qualify as "performance-based" compensation under section 162(m) of the Internal Revenue Code (see "Report of the Stock Option and Compensation Committee of the Board of Directors-Tax Deductibility of Executive Compensation"), it must use one or more of the following measures in setting the performance goals: (1) annual revenue, (2) controllable profits, (3) customer satisfaction management by objectives, (4) earnings per share, (5) individual management by objectives, (6) net income, (7) new orders, (8) pro forma net income, (9) return on designated assets, and (10) return on sales. The Committee may apply the performance measures on a corporate or business unit basis, as deemed appropriate in light of the participant's specific responsibilities.

PERFORMANCE AWARDS AND OTHER STOCK-BASED INCENTIVE AWARDS

     The 2000 Plan permits the grant of other performance awards and stock-based incentive awards. Such awards will be determined by the Committee.

     Whether such an award will result in a payment to a participant will depend upon the extent to which performance goals established by the Committee are satisfied. In particular, the 2000 Plan permits the Committee to use the same performance goals as are discussed above with respect to restricted stock.

     After a performance or stock-based incentive award has vested (that is, after the applicable performance goal or goals have been achieved), the participant will be entitled to receive a payout of cash, Common Stock, or a combination thereof, as determined by the Committee. Unvested performance units/shares will be forfeited upon the earlier of the recipient's termination of employment or the date set forth in the Award agreement.

OPTIONS TO BE GRANTED TO CERTAIN INDIVIDUALS AND GROUPS

     As described above, the Committee has discretion to determine the number of Awards (if any) to be granted to any individual under the 2000 Plan. Accordingly, the actual number of Awards that any individual may receive in the future is not determinable.

NONTRANSFERABILITY OF AWARDS

     Awards granted under the 2000 Plan may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the applicable laws of descent and distribution. However, in the discretion of the Committee, a participant may designate one or more beneficiaries to receive any exercisable or Vested Awards following his or her death.

TAX ASPECTS

     The following discussion is intended to provide an overview of the U.S. federal income tax laws which are generally applicable to Awards granted under the 2000 Plan as of the date of this Proxy Statement. People or entities in differing circumstances may have different tax consequences, and the tax laws may change in the future. This discussion is not to be construed as tax advice.

     A recipient of a stock option or SAR will not have taxable income on the date of grant. Upon the exercise of nonqualified options and SARs, the participant will recognize ordinary income equal to the difference between the fair market value of the shares on the date of exercise and the exercise price. Any gain or loss recognized upon any later disposition of the shares generally will be capital gain or loss.

     Purchase of shares upon exercise of an ISO will not result in any taxable income to the participant, except for purposes of the alternative minimum tax. Gain or loss recognized by the participant on a later sale or other disposition will either be capital gain or loss or ordinary income, depending upon how long the participant holds the shares. Any ordinary income recognized will be in the amount, if any, by which the lesser of (1) the fair market value of such shares on the date of exercise or (2) the amount realized from the sale, exceeds the exercise price.

     Upon receipt of restricted stock or a performance unit/share, the participant will not have taxable income unless he or she elects to be taxed. Absent such election, upon vesting the participant will recognize ordinary income equal to the fair market value of the shares or units at such time.

     The Committee may permit participants to satisfy tax withholding requirements in connection with the exercise or receipt of an Award by: (1) electing to have the Company withhold otherwise deliverable shares, or (2) delivering to the Company already-owned shares having a value equal to the amount required to be withheld.

     The Company generally will be entitled to a tax deduction for an Award in an amount equal to the ordinary income realized by the participant at the time the participant recognizes such income. Internal Revenue Code section 162(m) contains special rules regarding the federal income tax deductibility of compensation paid to the Company's Chief Executive Officer and to each of the other four most highly compensated executive officers. The general rule is that annual compensation paid to any of these specified executive will be deductible only to the extent that it does not exceed $1 million. However, the Company can preserve the deductibility of certain compensation in excess of $1 million if it complies with conditions imposed by section 162(m), including (1) the establishment of a maximum number of shares with respect to which Awards may be granted to any one employee during a specified time period, and (2) for restricted stock and performance unit/shares, inclusion in the 2000 Plan of performance goals which must be achieved prior to payment. The 2000 Plan has been designed to permit the Committee to grant Awards which qualify as performance-based compensation.

APPROVAL REQUIRED

     Approval requires the approval of the holders of a majority of the Common Stock present or represented by proxy.

RECOMMENDATION OF BOARD OF DIRECTORS

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE RATIFICATION OF THE AMENDMENT OF THE 2000 LONG-TERM INCENTIVE PLAN.

                                   PROPOSAL 4

                        APPROVAL OF REVERSE STOCK SPLIT

BACKGROUND

     Our listing of our common stock was recently transferred from the Nasdaq National Market to the Nasdaq SmallCap Market. In order for our common stock to continue to be quoted on the Nasdaq SmallCap Market, we must satisfy various listing maintenance standards established by Nasdaq. Among other things, as such requirements pertain to us, we are required to have net tangible assets (total assets, excluding goodwill, minus total liabilities) of at least $2 million and our common stock held by persons other than officers, directors and beneficial owners of greater than 10% of our total outstanding shares, often referred to as the public float, must have an aggregate market value of at least $1 million. Additionally at least 300 persons must own at least 100 shares and our common stock must have a minimum bid price of at least $1.00 per share.

     Under Nasdaq's listing maintenance standards, if the closing bid price of our common stock is under $1.00 per share for 30 consecutive trading days and does not thereafter reach $1.00 per share or higher for a minimum of ten consecutive trading days during the 90 calendar days following notification by Nasdaq, Nasdaq may de-list our common stock from trading on the Nasdaq SmallCap Market. If a de-listing were to occur, our common stock would trade on the OTC Bulletin Board or in the "pink sheets" maintained by the National Quotation Bureau, Inc. Such alternatives are generally considered to be less efficient markets and not as broad as the Nasdaq SmallCap Market.

     On January 12, 2001, Nasdaq notified us that our common stock had not met Nasdaq's minimum bid price requirement for 30 consecutive trading days. Following a hearing which we requested with Nasdaq to discuss the situation, on April 18, 2001, we received a letter from Nasdaq advising us that the listing of our common stock would be transferred, effective April 20, 2001, from the Nasdaq National Market to the Nasdaq SmallCap Market, under an exception to certain listing requirements. Furthermore, in order to continue to be listed on the Nasdaq SmallCap Market, we were informed that we would need to comply with certain conditions. Among these conditions is the requirement that, on or before June 14, 2001, we must demonstrate a closing bid price of at least $1.00 per share and immediately thereafter, a closing bid price of at least $1.00 per share for a minimum of ten consecutive trading days. If we fail to meet this condition, as well as the other conditions set forth by Nasdaq in their April 18, 2001 letter, our common stock would be de-listed at that time. On April 23, 2001, Nasdaq granted an extension of this compliance date until June 28, 2001. In response to this condition for continued listing on the Nasdaq SmallCap Market, the Company proposes that up to a 20 for 1 reverse stock split be implemented at the discretion of the Board of Directors for the purpose of increasing the market price of our common stock above the Nasdaq minimum bid requirement. In addition, the Company must maintain compliance with all requirements for continued listing on the Nasdaq SmallCap Market, including the $1 million market value of public float requirement and having $8.0 million of shareholder equity at March 31, 2001 as an exception to the $2 million net tangible assets requirement. At April 27, 2001, the market value of our public float was approximately $4.0 million, based on the closing bid price of $0.30 on that date. Assuming no further issuances of stock, following the reverse split, the number of shares included in the public float would decrease from approximately 12.8 million shares to approximately 0.66 million shares. Accordingly, our common stock would need to trade at or above approximately $1.51 after the reverse split were 20 for 1 in order to comply with the Nasdaq continued listing criteria. While the Company may issue additional shares in connection with the conversion of outstanding notes and warrants or receipt of new equity investment there is no assurance that the Company will meet the public float requirement following the split.

     The reverse split will not affect the Company's net tangible assets amount and therefore will not put us in compliance with this listing maintenance standard if it is determined that we are not in compliance. If the Company is unable to meet the Nasdaq SmallCap Market requirements, the common stock would trade on the OTC Bulletin Board or in the "pink sheets" maintained by the National Quotation Bureau, Inc.

     The board of directors will consider the potential harm to the Company of a de-listing from Nasdaq, and determine whether a reverse stock split is the best way of achieving compliance with Nasdaq's minimum bid price listing standard. Accordingly, the board adopted resolutions, subject to approval by our stockholders, to amend our Certificate of Incorporation, at its discretion to:
(i) effect up to a 20 for 1 stock combination (reverse stock split) of our outstanding shares of common stock and (ii) aggregate and sell fractional shares resulting from the reverse split, with the proceeds to be distributed to stockholders in proportion to the amount of fractional shares of common stock such holders would otherwise be entitled to receive. The reverse split will not change the par value of common stock or preferred stock. These resolutions were approved as a means of increasing the share price of our common stock above $1.00.

PURPOSE AND MATERIAL EFFECTS OF PROPOSED REVERSE SPLIT

     One of the key requirements for continued listing on the Nasdaq SmallCap Market is that our common stock must maintain a minimum bid price above $1.00 per share. We believe that the reverse split may improve the price level of our common stock so that we will be able to maintain compliance with the Nasdaq minimum bid price listing standard. We also believe that the higher share price could help generate interest in BrightStar among investors. Furthermore, we believe that maintaining our Nasdaq SmallCap Market listing, if possible, may provide us with a broader market for our common stock.

     However, the effect of the reverse split upon the market price for our common stock cannot be predicted, and the history of similar stock split combinations for companies in like circumstances is varied. There can be no assurance that the market price per share of our common stock after the reverse split will rise in proportion to the reduction in the number of shares of our common stock outstanding resulting from the reverse split. There can be no assurance that the market price per post-reverse split share will either exceed or remain in excess of the $1.00 minimum bid price as required by Nasdaq, or otherwise meet the requirements of Nasdaq for continued inclusion for trading on Nasdaq SmallCap Market, including the minimum public float requirement. The market price of our common stock may also be based on our performance and other factors, some of which may be unrelated to the number of shares outstanding. There can be no assurance that we will not be de-listed due to a failure to meet other continued listing requirements even if the market price per post-reverse split share of our common stock remains in excess of $1.00.

     The reverse split will affect all of our stockholders uniformly and will not affect any stockholder's percentage ownership interests in us or proportionate voting power, except to the extent that the reverse split results in any of our stockholders owning a fractional share. In lieu of issuing fractional shares, we will aggregate and sell fractional shares resulting from the reverse split, with the proceeds to be distributed to stockholders in proportion to the amount of fractional shares of common stock such holders would otherwise be entitled to receive.

     The principal effect of the reverse split will be that (i) the number of shares of common stock issued and outstanding will be reduced from 13,261,888 shares as of April 27, 2001 to approximately 663,000 shares (if the Board determines that the reverse split ratio should be 20 for 1), (ii) all outstanding options entitling the holders thereof to purchase shares of common stock will enable such holders to purchase, upon exercise of their options, up to one-twentieth of the number of shares of common stock which such holders would have been able to purchase upon exercise of their options immediately preceding the reverse split at an exercise price equal to up to 20 times the exercise price specified before the reverse split, resulting in the same aggregate price being required to be paid therefor upon exercise thereof immediately preceding the reverse split, and (iii) the number of shares reserved for issuance in our 1997 and 2000 Long Term Incentive Plans will be reduced to up to one-twentieth of the number of shares currently included in each such plan.

     The reverse split will not affect the par value of our common stock. As a result, on the effective date of the reverse split, the stated capital on our balance sheet attributable to the common stock will be reduced to up to one-twentieth of its present amount, and the additional paid-in capital account shall be credited with the amount by which the stated capital is reduced. The per share net income or loss and net book value of our common stock will be increased because there will be fewer shares of our common stock outstanding.

     The reverse split will not change the proportionate equity interests of our stockholders, nor will the respective voting rights and other rights of stockholders be altered, except for possible immaterial changes due to the aggregation and sale of fractional shares as described above. The common stock issued pursuant to the reverse split will remain fully paid and non-assessable. The reverse split is not intended as, and will not have the effect of, a "going private transaction" covered by Rule 13e-3 under the Securities Exchange Act of 1934. We will continue to be subject to the periodic reporting requirements of the Securities Exchange Act of 1934.

CERTAIN EFFECTS OF THE REVERSE SPLIT

     Stockholders should recognize that if the reverse split is effectuated they will own a fewer number of shares than they presently own (a number equal to the number of shares owned immediately prior to the filing of the certificate of amendment divided by up to 20). While we expect that the reverse split will result in an increase in the market price of our common stock, there can be no assurance that the reverse split will increase the market price of our common stock by a multiple equal to the exchange number or result in the permanent increase in the market price (which is dependent upon many factors, including our performance and prospects). Also, should the market price of our common stock decline, the percentage decline as an absolute number and as a percentage of our overall market capitalization may be greater than would pertain in the absence of a reverse split. Furthermore, the possibility exists that liquidity in the market price of our common stock could be adversely affected by the reduced number of shares that would be outstanding after the reverse split. In addition, the reverse split will increase the number of stockholders of BrightStar who own odd lots (less than 100 shares). Stockholders who hold odd lots typically will experience an increase in the cost of selling their shares, as well as possible greater difficulty in effecting such sales. Consequently, there can be no assurance that the reverse split will achieve the desired results that have been outlined above.

PROCEDURE FOR EFFECTING REVERSE SPLIT AND EXCHANGE OF STOCK CERTIFICATES

     If the reverse split is approved by our stockholders, and the Board exercises its discretion to effect a reverse stock split, we will promptly file a Certificate of Amendment to our Certificate of Incorporation with the Secretary of State of the State of Delaware. The reverse split will become effective on the date of filing the

Certificate of Amendment, which we will refer to as the "effective date." Beginning on the effective date, each certificate representing pre-reverse split shares will be deemed for all corporate purposes to evidence ownership of post-reverse split shares.

     As soon as practicable after the effective date, stockholders will be notified that the reverse split has been effected. Our transfer agent will act as exchange agent for purposes of implementing the exchange of stock certificates. We refer to such person as the "exchange agent." Holders of pre-reverse split shares will be asked to surrender to the exchange agent certificates representing pre-reverse split shares in exchange for certificates representing post-reverse split shares in accordance with the procedures to be set forth in a letter of transmittal to be sent by us. No new certificates will be issued to a stockholder until such stockholder has surrendered such stockholder's outstanding certificate(s) together with the properly completed and executed letter of transmittal to the exchange agent. STOCKHOLDERS SHOULD NOT DESTROY ANY STOCK CERTIFICATE AND SHOULD NOT SUBMIT ANY CERTIFICATES UNTIL REQUESTED TO DO SO.

FRACTIONAL SHARES

     We will not issue fractional certificates for post-reverse split shares in connection with the reverse split. Instead we will aggregate and sell fractional shares resulting from the reverse split, with the proceeds to be distributed to stockholders in proportion to the amount of fractional shares of common stock such holders would otherwise be entitled to receive. Stockholders who otherwise would be entitled to receive fractional shares because they hold a number of pre-reverse split shares not evenly divisible by up to 20 will, upon surrender to the exchange agent of such certificates representing such fractional shares, receive cash from the proceeds from the sale of the aggregated fractional shares.

NO DISSENTER'S RIGHTS

     Under the Delaware General Corporation Law, our stockholders are not entitled to dissenter's rights with respect to our proposed amendment to our charter to effect the reverse split and we will not independently provide our stockholders with any such right.

FEDERAL INCOME TAX CONSEQUENCES OF THE REVERSE SPLIT

     The following is a summary of important tax considerations of the reverse split. It addresses only stockholders who hold the pre-reverse split shares and post-reverse split shares as capital assets. It does not purport to be complete and does not address stockholders subject to special rules, such as financial institutions, tax-exempt organizations, insurance companies, dealers in securities, mutual funds, foreign stockholders, stockholders who hold the pre-reverse split shares as part of a straddle, hedge, or conversion transaction, stockholders who hold the pre-reverse split shares as qualified small business stock within the meaning of Section 1202 of the Internal Revenue Code of 1986, as amended (the "Code"), stockholders who are subject to the alternative minimum tax provisions of the Code, and stockholders who acquired their pre-reverse split shares pursuant to the exercise of employee stock options or otherwise as compensation. This summary is based upon current law, which may change, possibly even retroactively. It does not address tax considerations under state, local, foreign, and other laws. Furthermore, we have not obtained a ruling from the Internal Revenue Service or an opinion of legal or tax counsel with respect to the consequences of the reverse stock split. Each stockholder is advised to consult his or her tax advisor as to his or her own situation.

     The reverse stock split is intended to constitute a reorganization within the meaning of Section 368 of the Code. Assuming the reverse split qualifies as a reorganization, a stockholder generally will not recognize gain or loss on the reverse stock split, except to the extent of cash, if any, received in lieu of a fractional share interest in the post-reverse split shares. The aggregate tax basis of the post-reverse split shares received will be equal to the aggregate tax basis of the pre-reverse split shares exchanged therefor (excluding any portion of the holder's basis allocated to fractional shares), and the holding period of the post-reverse split shares received will include the holding period of the pre-reverse split shares exchanged.

     A holder of the pre-reverse split shares who receives cash will generally recognize gain or loss equal to the difference between the portion of the tax basis of the pre-reverse split shares allocated to the fractional share interest and the cash received. Such gain or loss will be a capital gain or loss and will be short term if the pre-reverse split shares were held for one year or less and long term if held more than one year.

     No gain or loss will be recognized by the Company as a result of the reverse stock split.

VOTE REQUIRED

     The affirmative vote of the holders of a majority of the outstanding shares of the common stock will be required to approve this amendment to the Company's Certificate of Incorporation. As a result, abstentions and broker non-votes will have the same effect as negative votes.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR OF PROPOSAL 4.

                RELATIONSHIP WITH INDEPENDENT PUBLIC ACCOUNTANTS

     The firm of independent accountants of the Company recommended by the Audit Committee and selected by the Board of Directors for the current fiscal year is Grant Thornton LLP. The Board of Directors expects that representatives of Grant Thornton LLP will be present at the Annual Meeting, will have an opportunity to make a statement and will be available to respond to appropriate questions.

                                 OTHER MATTERS

     As of the date of this Proxy Statement, the Board of Directors does not intend to bring any other business before the Annual Meeting and, as far as is known to the Board of Directors, no matters are to be brought before the Annual Meeting except as specified in the Notice of Annual Meeting. However, as to any other business that may properly come before the Annual Meeting, it is intended that proxies, in the form enclosed, will be voted in respect thereof in accordance with the judgment of the persons voting such proxies.

                  STOCKHOLDER PROPOSALS -- 2002 ANNUAL MEETING

     Stockholders are entitled to present proposals for action at a forthcoming stockholders' meeting if they comply with the requirements of the proxy rules. Any proposals intended to be presented at the 2002 Annual Meeting of Stockholders of the Company must be received at the Company's offices on or before December 31, 2001 in order to be considered for inclusion in the Company's proxy statement and form of proxy relating to such meeting.

     The attached proxy card grants the proxy holders discretionary authority to vote on any matter raised at the Annual Meeting. If a stockholder intends to submit a proposal at the 2002 Annual Meeting of Stockholders of the Company, which proposal is not intended to be included in the Company's proxy statement and form of proxy relating to such meeting, the stockholder should give the Company appropriate notice no later than December 31, 2001. If the Company fails to receive notice of the proposal by such date, the Company will not be required to provide any information about the nature of the proposal in its proxy statement and the proposal will not be submitted to the stockholders for approval at the 2002 Annual Meeting of Stockholders of the Company as the Company will not have received proper notice as required by the Company's Bylaws.

                                            Joseph A. Wagda
                                            Chief Executive Officer and Chairman
                                            of the Board

May 1, 2001
Pleasanton, California

     YOU ARE CORDIALLY INVITED TO ATTEND THE ANNUAL MEETING IN PERSON. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE MARK, SIGN, DATE AND RETURN THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE IN THE ENCLOSED POSTAGE PREPAID ENVELOPE.

                                   APPENDIX A

                 BRIGHTSTAR INFORMATION TECHNOLOGY GROUP, INC.

                        CHARTER FOR THE AUDIT COMMITTEE
                           OF THE BOARD OF DIRECTORS

PURPOSE

     The purpose of the Audit Committee established by this charter will be to oversee the corporate financial reporting process and the internal and external audits of BrightStar Information Technology Group, Inc. (the "Company"). The Audit Committee will undertake those specific duties, responsibilities and processes listed below, and such other duties as the Board of Directors (the "Board") from time to time may prescribe. In fulfilling this role, the Audit Committee will ensure that there is effective communication among the Board, management and outside auditors. In this way, it will help the Board fulfill its oversight responsibility to the stockholders and the investment community relating to the Company's financial statements and financial reporting process.

CHARTER REVIEW

     The Audit Committee will review and reassess the adequacy of this charter at least once a year. This review is initially intended to be conducted at the first Audit Committee meeting following the Company's annual meeting of stockholders, but may be conducted at any time the Audit Committee desires to do so. In addition, to the extent and in the manner that the Company is legally required to do by the rules of the Securities and Exchange Commission (the "SEC"), the Audit Committee will cause the Company to publicly file this charter (as then constituted).

MEMBERSHIP

     The Audit Committee will be comprised of at least three members of the Board. The members will be appointed by and serve at the pleasure of the Board. The members of the Audit Committee will not be officers or employees of the Company. Each member of the Audit Committee will be an "independent director," as defined by and to the extent required by the rules of the National Association of Securities Dealers, Inc. ("NASD").

     Each member of the Audit Committee also must be able to read and understand fundamental financial statements, including the Company's balance sheet, income statement, and cash flow statement, or must become able to do so within a reasonable period of time after his or her appointment to the Audit Committee. In addition, at least one member of the Audit Committee must have past employment experience in finance or accounting, requisite professional certification in accounting, or any other comparable experience or background which results in the individual's financial sophistication, including being or having been a chief executive officer, chief financial officer or other senior officer with financial oversight responsibilities.

RESPONSIBILITIES

     The responsibilities of the Audit Committee include:

     1. Recommending outside auditors for approval by the Board and, if necessary, the termination of the outside auditors presently engaged;

     2. Reviewing the plan for the audit and related services at least annually;

     3. Reviewing audit results and annual and interim financial statements and discussing the audited financial statements with both the Company's outside auditors and the Company's management prior to any public filing of those reports;

     4. Reviewing any significant disputes between management and the outside auditors that arise in connection with the preparation of the audited financial statements;

     5. Reviewing major issues regarding accounting principles and practices that could significantly impact the Company's financial statements;

     6. Discussing with the Company's outside auditors the quality of accounting principles applied in the Company's financial statements and the other matters required by SAS 61 (including amendments or supplements), such as management judgments and accounting estimates that affect financial statements, significant new accounting policies and disagreements with management;

     7. Ensuring the receipt of, and reviewing, a formal written statement from the Company's outside auditors delineating all relationships between the outside auditor and the Company, consistent with Independence Standards Board Standard 1;

     8. Reviewing and actively discussing with the Company's outside auditors the auditor's independence, including any disclosed relationship or service that may impact the objectivity and independence of the outside auditor;

     9. Taking, or recommending that the Board take, appropriate action to oversee the independence of the outside auditor;

     10. Overseeing the adequacy of the Company's system of internal accounting controls, including obtaining from the outside auditors management letters or summaries on such internal accounting controls;

     11. Overseeing the Company's procedures for preparing published annual statements and management commentaries;

     12. Overseeing the effectiveness of the internal audit function;

     13. Overseeing the Company's compliance with SEC requirements for disclosure of auditor's services and Audit Committee members and activities; and

     14. Ensuring that the Company make any appropriate certifications required by the NASD.

     In addition to the above responsibilities, the Audit Committee will undertake such other duties as the Board delegates to it.

     Finally, the Audit Committee will ensure that the outside auditors understand both (i) their ultimate accountability to the Board and to the Audit Committee, as representatives of the Company's stockholders, and (ii) the Board's and the Audit Committee's ultimate authority and responsibility to select, evaluate and, where appropriate in the exercise of their business judgment, replace the Company's outside auditors (or to nominate the outside auditor to be proposed for stockholder approval in any proxy statement).

MEETINGS

     The Audit Committee will meet separately with the President and Chief Executive Officer and separately with the Chief Financial Officer of the Company at least quarterly to review the financial affairs of the Company. The Audit Committee will meet with the Company's outside auditors upon the completion of the annual audit (which meeting may be held without the presence of management), and at such other times as it deems appropriate, to review the outside auditors' examination and management report.

REPORTS

     The Audit Committee will to the extent deemed appropriate record its summaries of recommendations to the Board in written form that will be incorporated as a part of the minutes of the Board. To the extent required, the Audit Committee also will prepare and sign a report for inclusion in the Company's proxy statement for its annual meeting of stockholders.

              o Please Detach and Mail in the Envelope Provided o

      Please mark your
A [X] votes as in this
      example.




                             FOR                            WITHHOLD
                        all nominees                       AUTHORITY
                       listed at right              to vote for all nominees
                    (except as indicated                listed at right.
                      to the contrary)
1. ELECTION                                                                      Nominees: W. Zwahlen
   OF                     [  ]                               [   ]                         J. Barrett
   DIRECTORS                                                                               T. Hudgins
                                                                                           K. Murphy
                                                                                           J. Wagdo

(INSTRUCTIONS: TO WITHHOLD AUTHORITY TO VOTE FOR ANY
INDIVIDUAL NOMINEES, WRITE THE NOMINEE'S NAME IN THE
SPACE PROVIDED BELOW.)


--------------------------------------------------------------------------------

                                                  FOR      AGAINST     ABSTAIN

2. To ratify the appointment of Grant Thornton,
   LLP as the Company's independent accountants.  [  ]       [  ]       [  ]

3. To approve of the Amendment of the Company's
   2000 Long-Term Incentive Plan to increase the
   number of shares available for issuance
   by 1,000,000 and to amend certain provisions
   applicable to non employee directors.          [  ]       [  ]       [  ]

4. To authorize the Board of Directors to effect
   a reverse stock split of up to 20 shares for
   1 share of the Company's common stock.         [  ]       [  ]       [  ]

THIS PROXY WILL BE VOTED AS SPECIFIED, OR IF NO CHOICE IS SPECIFIED, WILL BE VOTED FOR THE FIVE NOMINEES FOR ELECTION AND FOR ITEMS 2 AND 3.

STOCKHOLDERS ARE URGED TO MARK, DATE, SIGN AND RETURN THIS PROXY IN THE ENVELOPE PROVIDED, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES.

Signatures(s)                                                                    DATE                , 2000
             ----------------------------  -------------------------------------     ----------------
                                              SIGNATURE IF HELD JOINTLY

NOTE: (Please sign exactly as your name appears. When shares are held by joint tenants, both should sign.
      When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer, if a partnership please sign in partnership name by authorized person.)

PROXY                                                                      PROXY

                 BRIGHTSTAR INFORMATION TECHNOLOGY GROUP, INC.

           PROXY FOR ANNUAL MEETING OF STOCKHOLDERS ON JUNE 21, 2001

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

     The undersigned hereby appoints Joseph A. Wagda and Kevin J. Murphy, with the full power of substitution, as proxies of the undersigned, to attend the Annual Meeting of Stockholders of Brightstar Information Technology Group, Inc., to be held on Thursday, June 21, 2001, at 10:00 a.m., at the Sheraton Four Points Hotel, Pleasanton, CA and any adjournment or postponement thereof, and to vote the number of shares the undersigned would be entitled to vote if personally present on the items set forth on the reverse side and upon such other business as may properly come before such meeting and any adjournment or postponement thereof:

                  (CONTINUED AND TO BE SIGNED ON REVERSE SIDE)